Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of (i) our report dated February 21, 2017, except for the effects of the merger of entities under common control discussed in Note 4, as to which the date is May 1, 2017, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Hi-Crush Partners LP’s (the “Partnership”) Current Report on Form 8-K dated May 1, 2017 and (ii) our report dated February 23, 2017 relating to the financial statements of Hi-Crush Whitehall LLC, which appears in the Partnership’s Current Report on Form 8-K filed on February 23, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Houston, Texas
May 12, 2017